Exhibit 3.63

State of Delaware Secretary of State Division of Corporations Delivered 07:52 PM 05/17/2006 FILED 07:21 PM 05/17/2006 SRV 060471637 – 4160691 FILE

CERTIFICATE OF INCORPORATION
OF
BRUCE INDUSTRIES ACQUISITION CORP.

ARTICLE I

The name of this Corporation is: Bruce Industries Acquisition Corp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, in the county of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The name and mailing address of the incorporator of the Corporation is:

Joanie Y. Kim

1501 Fourth Avenue, Suite 2600

Seattle, WA 98101-1688

ARTICLE IV

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE V

This Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares which the Corporation is authorized to issue is Ten Thousand (10,000) shares of Common Stock, with a par value of $0.001 per share.

ARTICLE VI

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VII

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors or by the stockholders. The initial Board of Directors shall consist of three (3) directors and their names and addresses are as follows:

Name	Address

Chris Anderson	3500 – 188th Street SW Alderwood Business Center Suite 490 Lynnwood, WA 98037

Roy Robinson	3500 – 188th Street SW Alderwood Business Center Suite 490 Lynnwood, WA 98037

Russell Fleetwood	3500 – 188th Street SW Alderwood Business Center Suite 490 Lynnwood, WA 98037

The term of the initial directors shall be until the first annual meeting of the shareholders or until their successors are elected and qualified, unless removed in accordance with the provisions of the Bylaws.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

ARTICLE XI

A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General

Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of Delaware is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE XII

To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

Any repeal or modification of any of the foregoing provisions of this Article shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE XIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation, to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 16th day of May, 2006.

/s/ Joanie Y. Kim
Joanie Y. Kim, Incorporator